Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

CARLISLE COMPANIES INCORPORATED,

HC CORPORATION

and

HAWK CORPORATION

Dated as of October 14, 2010

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 14, 2010 (this “Agreement”), by and among Carlisle Companies Incorporated, a Delaware corporation (“Parent”), HC Corporation, a Delaware corporation (“Merger Sub”), and Hawk Corporation, a Delaware corporation (the “Company”).

RECITALS

1.      The respective Boards of Directors of the Company, Parent and Merger Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement.

2.      In furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the issued and outstanding shares of Class A common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), including the associated Rights (each, a “Share” and, collectively, the “Shares”) at a price per Share of $50.00 (such amount, or any other amount per Share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement and the Offer.

3.      The Board of Directors of the Company (the “Company Board”), based upon the recommendation of a special committee thereof consisting solely of independent directors (the “Special Committee”), has (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company’s stockholders and (ii) approved this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein.

4.      Following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each Share that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein.

5.      The respective Boards of Directors of Parent and Merger Sub have (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interests of their respective stockholders and (ii) approved this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein.

6.      Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, certain holders of Company Common Stock have entered into a tender and voting agreement, dated as of the Agreement, in substantially the form set forth in Annex B hereof, pursuant to which, among other things, each such holder of Company Common Stock has agreed to tender his or its Shares in the Offer (the “Tender and Voting Agreement”).

7.      Prior to the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, certain officers of the Company have entered into agreements with the Company in substantially the forms set forth in Annex C hereof, which agreements shall become effective only upon consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1:
THE OFFER

SECTION 1.1                                         The Offer.

(a)                  Provided that this Agreement shall not have been terminated in accordance with Section 8.1, (i) as promptly as practicable but in no event later than October 25, 2010, Merger Sub shall, and Parent shall cause Merger Sub to, file with the Ohio Division of Securities and the Company a Form 041 and such other documents as may be required in accordance with Section 1701.041 of the Ohio Revised Code, and (ii) as promptly as practicable but in no event later than one Business Day after clearance of the Form 041, Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer within the meaning of the applicable rules and regulations of the SEC.  The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Annex A (collectively, the “Offer Conditions”).

(b)                 The Offer may not be terminated prior to its scheduled expiration (as such expiration may be extended or re-extended in accordance with this Agreement and applicable Law), unless this Agreement is terminated in accordance with Section 8.1.  Merger Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive or change the Minimum Tender Condition (as defined in Annex A), (iv) add to the Offer Conditions or modify any of the Offer Conditions in a manner adverse to the holders of Shares, (v) extend the Offer (except as expressly provided below), (vi) change the form of consideration payable in the Offer or (vii) otherwise amend the Offer in any manner adverse to the holders of Shares.  Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or of Amex applicable to the Offer.

(c)                  The initial expiration date of the Offer shall be the 20th Business Day following the commencement of the Offer (determined using Rule 14d-2(a) promulgated by the SEC under the Exchange Act).  If at the initially scheduled or any extended expiration date of the Offer, any of the Offer Conditions (other than any Offer Conditions which by their nature are to be satisfied at the closing of the Offer) are not satisfied or, if permitted, waived, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for one or more periods ending not later than the Outside Date to permit such Offer Conditions to be satisfied; provided that Merger Sub shall not be required to extend the Offer beyond the Outside Date.  If, following the expiration of the Offer, fewer than 90% of the issued and outstanding Shares are accepted for payment pursuant to the Offer, then Merger Sub may, and at the request of the Company, shall, and upon any such request of the Company, Parent shall cause Merger Sub to, make available a “subsequent offering period,” in accordance with Rule 14d-11 promulgated by the SEC under the Exchange Act.

(d)                 On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, (i) promptly after the expiration of the Offer, accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer, and (ii) promptly after the Acceptance Time, pay the Offer Price for such Shares.  For the avoidance of doubt, the parties hereto agree that vested shares of Restricted Stock may be tendered in the Offer and be acquired by Parent or Merger Sub pursuant to the Offer.

(e)                  Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

(f)                    On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a form of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”).  The Company shall promptly provide Parent with all information relating to the Company that is required to be included in the Offer Documents, and hereby consents to the inclusion in the Offer Documents of the recommendations of the Company Board and the Special Committee described in clauses (iii) and (iv) of the second sentence of Section 3.3(b) and clause (iii) of the first sentence of Section 3.3(b).  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and the Offer Documents as so amended or supplemented to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws.  The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments or supplements thereto prior to filing such documents with the SEC or disseminating such documents to the stockholders of the Company and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel.  Parent and Merger Sub shall provide the Company and its counsel in writing with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall consult with the Company and its counsel prior to responding to such comments.  Parent and Merger Sub shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent and Merger Sub to those comments and to review and provide comments on that response (to which reasonable and good faith consideration shall be given) and shall provide the Company and its counsel with a copy of any written response sent to the SEC and telephonic notice of any oral responses or discussions with SEC staff.

(g)                 After the date hereof and prior to the date of commencement of the Offer, and as reasonably requested by Parent, the Company shall assist Parent in the preparation of Form 041 pursuant to Ohio Revised Code Section 1707.041.  Each of Parent, Merger Sub and the Company

shall promptly correct any information provided by it for use in the Form 041 if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Form 041, as and to the extent required by applicable Law.

SECTION 1.2                                         Company Actions.

(a)                  The Company hereby consents to the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”).  The Company has been advised that all of its directors and named executive officers (as that term is defined in Item 402 of Regulation S-K of the SEC) who own Shares intend to tender their Shares pursuant to the Offer.

(b)                 On the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) describing the recommendations referred to in Section 3.3(b) (subject to Section 6.8) and shall mail the Schedule 14D-9 to the holders of Shares.  Parent and Merger Sub shall promptly provide the Company with all information relating to Parent and Merger Sub that is required to be included in the Schedule 14D-9.  Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws.  Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments or supplements thereto prior to filing such documents with the SEC or disseminating such documents to the stockholders of the Company and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.   The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with Parent and its counsel prior to responding to such comments.  The Company shall provide Parent and its counsel with a reasonable opportunity to participate in the response of the Company to those comments and to review and provide comments on that response (to which reasonable and good faith consideration shall be given).  The Company shall provide the Parent and its counsel with a copy of any written response sent to the SEC and telephonic notice of any oral responses or discussions with SEC staff.

(c)                  In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Shares.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

SECTION 1.3                                         Top-Up Option.

(a)                  Subject to Section 1.3(b) and Section 1.3(c), the Company grants to Merger Sub an irrevocable option (the “Top-Up Option”), for so long as this Agreement has not been terminated pursuant to the provisions hereof, to purchase from the Company up to the number (but not less than that number) of authorized and unissued shares of Company Common Stock equal to the number of shares of Company Common Stock that, when added to the number of Shares owned by Parent, Merger Sub or any Subsidiary of Parent at the time of the exercise of the Top-Up Option, constitutes at least one Share more than 90% of the Shares that would be outstanding immediately after the issuance of all shares of Company Common Stock to be issued upon exercise of the Top-Up Option (such Shares to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”).

(b)                 The Top-Up Option may be exercised by Merger Sub only once, at any time during the two-Business Day period following the Acceptance Time, or if any subsequent offering period is provided, during the two-Business Day period following the expiration date of such subsequent offering period, and only if Merger Sub shall own as of such time more than 75% but less than 90% of the shares of Company Common Stock outstanding; provided that, notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable (i) to the extent the number of shares of Company Common Stock issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved shares of Company Common Stock, (ii) if any Judgment then in effect shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares, and (iii) unless Parent or Merger Sub has accepted for payment all Shares validly tendered in the Offer and not withdrawn.  The Top-Up Option shall terminate upon the earlier to occur of (i) the Effective Time and (ii) termination of this Agreement in accordance with Article 8.  The aggregate purchase price payable for the Top-Up Shares being purchased by Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Shares by the Offer Price, without interest.  Such purchase price may be paid by Merger Sub, at its election, either (A) entirely in cash or (B) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price.  Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.  Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement shall not be assigned by Merger Sub except to any direct or indirect wholly owned Subsidiary of Parent.  Any attempted assignment in violation of this Section 1.3(b) shall be null and void.

(c)                  In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall deliver to the Company written notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Merger Sub intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of such Top-Up Shares by Merger Sub is to take place.  The Top-Up Notice shall also include an undertaking signed by Parent and Merger Sub that, promptly following such exercise of the Top-Up Option, Merger Sub intends to consummate the Merger in accordance with Section 253 of the DGCL as contemplated by Section 6.1(c).  At the closing of the purchase of the Top-Up Shares, Parent and Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares.  The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 9.1, and if not so consummated on such day, as promptly thereafter as possible.  The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of the DGCL as contemplated by Section 6.1(c) as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.  Parent, Merger Sub and the Company shall cooperate to ensure that any issuance of the Top-Up Shares is accomplished in a manner consistent with all applicable Laws.

(d)                 Parent and Merger Sub understand that the Top-Up Shares will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Each of Parent and Merger Sub represents and warrants to the Company that Merger Sub is, and will be upon any exercise of the Top-Up Option, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.  Each of Parent and Merger Sub represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.  Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities Laws.

(e)                  Any dilutive impact on the value of the Shares as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any Appraisal Shares pursuant to Section 262 as contemplated by Section 2.7(c).

ARTICLE 2:
THE MERGER

SECTION 2.1                                         The Merger.  At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation.  For purposes of this Agreement, the corporation surviving the Merger after the Effective Time may be referred to as the “Surviving Corporation.”

SECTION 2.2                                         Effects of the Merger.  The Merger shall have the effects prescribed by the DGCL.

SECTION 2.3                                         Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (East Coast time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Kohrman Jackson & Krantz P.L.L, 1375 E. 9th Street, 20th Floor, Cleveland, Ohio 44114 unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).  Parent, Merger Sub and the Company shall use commercially reasonable efforts to (i) cause the Closing to occur on or prior to December 31, 2010 and (ii) make requisite payments hereunder on or prior to December 31, 2010 (so long as the payee has timely delivered all required documentation in proper form to allow for such payment to be made on or prior to such date).

SECTION 2.4              Consummation of the Merger.  As soon as practicable after consummation of the Offer and the satisfaction or waiver (if permitted) of the conditions of the Merger set forth in Article 7, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at such time and date as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being referred to herein as the “Effective Time” and “Effective Date,” respectively).

SECTION 2.5              Organizational Documents; Directors and Officers.  The certificate of incorporation of the Company, as in effective immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided herein or by applicable Law or amended at the Effective Time.  The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein and by applicable Law.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.

SECTION 2.6              Conversion of Merger Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 2.7              Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares:

(a)      Each Share issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.7(b) and any Appraisal Shares) shall be canceled and shall be converted automatically into the right to receive an amount in cash per share equal to the Offer Price without interest thereon (the “Merger Consideration”).  As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.8, without interest.

(b)      Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)      Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Shares (collectively, “Appraisal Shares”) pursuant to, and who complied in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Section 2.7(a), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262 (and at the Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.7(a).  The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Shares, and after the Acceptance Time, Parent shall have the right to direct all negotiations and proceedings with respect to such demands.  After the Acceptance Time, except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle any such demands.

SECTION 2.8              Exchange of Certificates.

(a)      Exchange Agent.  Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 2.8.  Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for payment by the Exchange Agent in accordance with this Article 2, the cash necessary to pay for the Shares converted into the right to receive Merger Consideration (the “Exchange Fund”).  The Exchange Fund shall not be used for any other purpose.  The Exchange Fund shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the

Exchange Agent will be payable to Parent or as Parent otherwise directs. Any portion of the Merger Consideration deposited with the Exchange Agent to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.  If for any reason (including losses), the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b)      Exchange Procedures.  As soon as reasonably practicable after the Effective Time but in any event not later than five Business Days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares and whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.7 (collectively, the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor the amount of cash which the Shares theretofore represented by such Certificate entitle such holder to receive pursuant to the provisions of this Article 2 and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  Each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.8 the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 2.7.  No interest shall be paid or shall accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 2.

(c)      No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by applicable Law.

(d)      Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(e)      No Liability.  None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)       Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(g)      Withholding Rights.  Each of Parent, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the applicable Tax Law.  To the extent that amounts are so withheld by Parent, Merger Sub or the Exchange Agent and paid to the appropriate taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent.

SECTION 2.9              Company Options; Restricted Stock; Stock Plans.

(a)      At the Effective Time, without any action on the part of any holder of any outstanding Option, whether vested or unvested, exercisable or unexercisable:  (i) each Option that is outstanding and unexercised immediately prior thereto shall immediately and fully vest; (ii) subject to the terms and conditions set forth below in this Section 2.9, each such Option shall terminate and be cancelled at the Effective Time; and (iii) each holder of an Option will be entitled to receive from the Company, and shall receive as soon as practicable following the Effective Time, in settlement of each Option a single lump sum Cash Amount.  The “Cash Amount” shall be equal to the net amount of (i) the product of (A) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, multiplied by (B) the number of shares subject to such Option, less (ii) any income or employment Tax required to be withheld under any applicable state, local, or foreign Tax Laws or any other applicable Law.  If the exercise price per share of any Option equals or exceeds the Merger Consideration, the Cash Amount therefor shall be zero and, for the avoidance of doubt, such Options shall terminate and be cancelled at the Effective Time.  To the extent that any amounts are withheld, those amounts shall be treated as having been paid to the holder of that Option for all purposes under this Agreement.  The Company shall make the payments in respect of the Options as soon as practicable, but in no event later than five Business Days, following the cancellation of such Options as contemplated by this Section 2.9(a) and delivery to the Company by each holder thereof of the agreements reflecting such cancelled Options (or such other satisfactory documentation as mutually agreed by the Company and Merger Sub).  Upon written notice from the Company, Parent shall cause Merger Sub to pay to the Company an amount in cash sufficient to fund the Company’s payment obligation, including the requisite employee and employer Tax required to be withheld under any applicable state, local or foreign Tax Laws, under this Section 2.9(a) as such amounts are paid.

(b)      At the Effective Time, each outstanding unvested share of Restricted Stock will be vested and no longer subject to restrictions and will be canceled and be converted into, and constitute the right to receive, the Merger Consideration, which shall be payable in accordance with Section 2.7 and Section 2.8 of this Agreement.  Any payment made pursuant to this Section 2.9(b) to the holder of any shares of Restricted Stock shall be reduced by any income or employment Taxes required to be withheld under any applicable state, local or foreign Tax Laws or any other applicable Law.

(c)      As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to terminate the Stock Plans as of the Effective Time.

SECTION 2.10            Taking of Necessary Action; Further Action.  Each of Parent, Merger Sub and the Company shall use reasonable best efforts to take all such actions as may be necessary or appropriate in order to promptly effectuate the Merger under the DGCL.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either Merger Sub or the Company, the officers and directors of the Surviving Corporation are fully authorized in the name of each of Merger Sub and the Company or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE 3:
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Reports (excluding any disclosures set forth in any such Company SEC Report under the headings “Safe Harbor Statement,” “Risk Factors” or any similar section and any disclosures therein that are predictive, cautionary or forward-looking in nature) or (ii) the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein; provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to the other representations and warranties of the Company set forth in this Article 3 other than the section to which such disclosure specifically relates if the relevance of such item thereto is reasonably apparent from the disclosure set forth therein) previously delivered by the Company to Parent and Merger Sub (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1              Organization.

(a)      Each of the Company and the Subsidiaries of the Company (collectively, the “Company Subsidiaries”) is a corporation or limited liability company duly organized, validly existing and, where applicable, in good standing or full force and effect under the laws of the jurisdiction of its organization.

(b)      Each of the Company and the Company Subsidiaries has all requisite power and authority to carry on its business as now conducted.

(c)      The Company has provided Parent and Merger Sub with complete and correct copies of the Company’s Second Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated By-laws, as amended, and as in effect on the date of this Agreement.

(d)      As of the date of this Agreement, the Company is a “subject company” as defined in Section 1707.01(Y)(1) of the Ohio Revised Code.

SECTION 3.2              Capitalization.

(a)      The authorized capital stock of the Company consists of (i) 75,000,000 Shares, (ii) 10,000,000 shares of Class B Common Stock (“Company Class B Common Stock”), (iii) 1,530 shares of Series D preferred stock, par value $0.01 per share (“Company Series D Preferred Stock”), and (iv) 100,000 shares of Series E preferred stock, par value $0.01 per share (“Company Series E Preferred Stock”).

(b)      As of the close of business on October 14, 2010:  (i) 7,759,063 Shares were issued and outstanding (including 10,000 shares of Restricted Stock), including the associated Preferred Share Purchase Rights (collectively, the “Rights”) issued pursuant to the Amended and Restated Rights Agreement dated as of January 4, 2008, as amended, between the Company and Computershare, as Rights Agent (the “Rights Agreement”); (ii) no shares of Company Class B Common Stock were issued or outstanding; (iii) 1,530 shares of Company Series D Preferred Stock were issued and outstanding; (iv) 100,000 shares of Company Series E Preferred Stock were reserved for issuance upon exercise of the Rights under the Rights Agreement; (v) 1,428,687 Shares were held by the Company in its treasury; (vi) there were outstanding Options to purchase 610,920 Shares; (vii) 499,483 Shares remained available for issuance under the Stock Plans; and (viii) there were no other shares of capital stock of the Company, Options, subscriptions, warrants, calls, rights, convertible securities or other agreements or commitments of any character to which the Company is a party relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, the Company outstanding on such date, except pursuant to this Agreement.  All issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.

(c)      Section 3.2(c) of the Company Disclosure Letter lists, as of the close of business on October 14, 2010, each Option of the Company outstanding, the number of Shares issuable thereunder and the expiration date and the exercise or conversion price relating thereto.  During the period from October 14, 2010 to the date of this Agreement, (i) there have been no issuances by the Company of shares of capital stock of the Company other than issuances of capital stock of the Company pursuant to the exercise of Options outstanding on such date, and (ii) there have been no issuances of Options or other options, warrants or other rights to acquire capital stock of the Company.

(d)      Except for dividends on the Company Series D Preferred Stock, the Company has not, subsequent to October 14, 2010, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock.  The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company, except pursuant to this Agreement.  Other than the Company Common Stock and the Company Series D Preferred Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options and Rights, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e)      Except as otherwise set forth in this Section 3.2 and for the Company Series E Preferred Stock issuable upon exercise of the Rights, (i) as of October 14, 2010, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

SECTION 3.3              Authorization; No Conflict.

(a)      The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder (except in the case of the Merger, the receipt of the Required Company Stockholder Vote).  The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized and approved by the Special Committee and the Company Board.  No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the Merger, for the approval of this Agreement by the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”).  This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b)      The Special Committee, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interest of the Company and its stockholders, (ii) recommending that the Company Board declare advisable and approve this Agreement, and (iii) recommending that the Company Board recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer and adopt this Agreement.  The Company Board, at a meeting duly called and held subsequent to the meeting of the Special Committee referred to in the immediately preceding sentence, based upon the recommendation of the Special Committee and subject to the terms and conditions set forth herein, duly and unanimously adopted resolutions, subject to Section 6.8 hereof, (i) approving this Agreement, the Offer, the Merger and the other Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, (iv) recommending that the holders of Shares adopt this Agreement and, if applicable, vote in favor of the Merger, and (v) declaring that this Agreement is advisable (the “Company Board Recommendation”).  The Company Board has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Company Board) necessary to render the business combination provisions of Section 203 of the DGCL, and the terms of the Rights Agreement, inapplicable to the Offer, the Merger, this Agreement and the other Transactions.

(c)      Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries, (ii)  result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries, under any Company Material Contract, indenture or instrument of the Company or any of the Company Subsidiaries or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets is subject or bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(d), violate any judgment, ruling, order, writ, preliminary or other injunction or decree, (each, a “Judgment”) or any statute, law, ordinance, rule or regulation (each, a “Law”) applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) and (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)      No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority (each, a “Governmental Authority”) is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for:  (i) compliance with the DGCL with respect to the filing of the Certificate of Merger; (ii) compliance with and filings of applications and notices with, receipt of approvals or non-objections from, and expiration of related waiting periods required by, applicable Governmental Authorities, including under the HSR Act; (iii) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy statement relating to the Company Stockholders Meeting, if any (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), (C) any information statement required by Rule 14f-1 promulgated by the SEC under the Exchange Act (the “Information Statement”) in connection with the Offer and (D) such reports under Sections 13 and 16 of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions; (iv) compliance with the rules of Amex; and (v) compliance with the “blue sky” laws of various states, and except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

SECTION 3.4              Subsidiaries.

(a)      The Company Subsidiaries and their respective jurisdictions of organization are listed in Section 3.4(a) of the Company Disclosure Letter.  The Company has provided Parent with complete and correct copies of the certificates of incorporation, bylaws or comparable charter or organizational documents, and all amendments thereto, of the Company Subsidiaries as in effect on the date of this Agreement.

(b)      All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by one or more Company Subsidiaries free and clear of any Liens or limitations on voting rights.  There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary.  There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary.

SECTION 3.5              SEC Reports and Financial Statements.

(a)      Since January 1, 2008, the Company has filed with the SEC all material forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits and schedules thereto and all documents incorporated by reference therein, the “Company SEC Reports”) required to be filed by the Company with the SEC under the Exchange Act and the Securities Act.  As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, each as in effect on the date so filed, and none of the Company SEC Reports (other than the financial statements and notes and schedules thereof contained therein, as to which representations are made in Section 3.5(b) hereof) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)      The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports (i) complied as of their respective dates as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect on the date of filing and effectiveness thereof, (ii) were been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP), and (iii) present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end or audit adjustments which were not expected to be material in amount).

(c)      With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since December 31, 2007, the principal executive officer and principal accounting or financial officer of the Company (or each former principal executive officer and each former principal accounting or financial officer of the Company) have made all certifications and management reports on internal control over financial reporting required by the Sarbanes-Oxley Act, the Exchange Act, and any related rules and regulations promulgated by the SEC, and the statements contained in such certifications and reports were complete and correct in all material respects as of their respective filing dates, as amended if amended.

(d)      The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company and the Company Subsidiaries required to be disclosed in the Company’s reports filed or submitted under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities.  The Company’s principal executive officer and principal accounting or financial officer (or each former principal executive officer and principal accounting or financial officer) have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses within their knowledge in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  As of the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting.

(e)      There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)       Since January 1, 2008, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Amex.

(g)      The Company has made available to Parent copies of the documentation creating or governing, all securitization transactions, rights of a third party to receive future payments due to the Company or any Subsidiary, rights to make payments on behalf of the Company or any Subsidiary to any third party or joint venture, agreements to allow any third party to issue bankers acceptances or similar commercial paper based on third party invoices issued by the Company or any Subsidiary and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) or obligations to fund any third party vendor or extend credit to any third party that existed or were effected by the Company or its direct or indirect Subsidiaries since January 1, 2008.

(h)      Since January 1, 2008, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC.

SECTION 3.6              Ordinary Course; No Undisclosed Liabilities.

(a)      Since December 31, 2009, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding conduct in connection with and the incurrence of expenses related to this Agreement and the Transactions and the general process of soliciting and evaluating proposals to acquire the Company), and no event, change, effect or occurrence has occurred which, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect.

(b)      Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no liabilities or obligations of the Company or any of the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:  (i) liabilities or obligations disclosed and provided for in the balance sheet contained in the most recent Company Financial Statement or in the notes thereto; and (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the balance sheet contained the most recent Company Financial Statement.

SECTION 3.7              Litigation.  As of the date hereof, there are no suits, actions, claims, Judgments or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company or any Company Subsidiary, threatened, to which the Company or any Company Subsidiary is a party that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.  As of the date of this Agreement, there are no Judgments of any Governmental Authority or arbitrator outstanding against the Company or any Company Subsidiary which, individually or in the aggregate, have had and would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.8              Information Supplied.

(a)      None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) Form 041, the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (ii), in the event a Company Stockholders Meeting is held, neither the Proxy Statement nor the Information Statement to be sent to such stockholders will, at the date it is first mailed to the holders of Shares or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting that shall have become false or misleading.

(b)      The Schedule 14D-9, the Information Statement and the Proxy Statement, as applicable, will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(c)      Notwithstanding the foregoing provisions of Section 3.8(a), no representation or warranty is made by the Company with respect to statements made or omitted or incorporated by reference therein based on information supplied by Parent or Merger Sub or their respective affiliates for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement.

SECTION 3.9              Broker’s or Finder’s Fees.  Except for Harris Williams & Co. (“Company Financial Advisor”) pursuant to the terms and conditions of its engagement letters with the Company, dated as of June 30, 2010 and as of October 14, 2010 (the “Engagement Letters”), true and complete copies of which have been provided to Parent prior to the date of this Agreement, no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

SECTION 3.10            Employee Plans.

(a)      Section 3.10 of the Company Disclosure Letter sets forth a list of all material Company Employee Benefit Plans.  Section 3.10 of the Company Disclosure Letter separately lists any Company Employee Benefit Plan that relates primarily to employees or former employees whose principal place of work is outside of the United States (collectively, the “International Plans”).

(b)      The Company has made available to Parent a true and complete copy of each written material Company Employee Benefit Plan (or a description of any non-written material Company Employee Benefit Plan) and all amendments thereto, if any.

(c)      Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Employee Benefit Plans has been maintained (as to both form and operation) in compliance with ERISA and the Code and other applicable Laws.  Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (each, a “Qualified Company Employee Benefit Plan”) has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service.

(d)      Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, with respect to each International Plan: (i) each such International Plan has been maintained in compliance with its terms and all applicable Laws and has been maintained in good standing with applicable Governmental Authority, (ii) each such International Plan intended to qualify for special tax treatment meets all such requirements for such treatment and (iii) if any such International Plan is required to be funded or requires the Company or any of its Subsidiaries to carry a book reserve, there exists no deficiency relating to such funding or book reserve requirement as determined pursuant to reasonable actuarial assumptions and methods and applicable Laws.

(e)      Neither the Company nor any Company ERISA Affiliate has, at any time during the last six years, sponsored, contributed to or been obligated to contribute to any pension plan subject to Title IV of ERISA, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(f)       No Company Employee Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA provides benefits or coverage following retirement or other termination of employment other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or by a comparable state Law.

(g)      Section 3.10(g) of the Company Disclosure Letter lists all agreements in which the execution and delivery of this Agreement or the consummation of the Transactions will (i) result in any payment (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of the Company under any Company Employee Benefit Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Company Employee Benefit Plan or otherwise that will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise Tax under section 4999 of the Code, (iii) increase any benefits otherwise payable under any Company Employee Benefit Plan, (iv) result in the acceleration of the time of payment, funding or vesting of any such benefits, or (v) result in any payment or benefit that would not be deductible pursuant to Section 162(m) of the Code.

(h)      Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all contributions and payments accrued under each Company Employee Benefit Plan, determined in accordance with prior funding and accrual practices, have been discharged and paid on or prior to the date of the most recent Company Financial Statements, except as incurred since such date in the ordinary course consistent with historical practices.

(i)       There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Employee Benefit Plan before any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(j)       No ERISA Event has occurred or is reasonably expected to occur that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  The present value of all accumulated benefit obligations under each underfunded Defined Benefit Employee Benefit Plan did not, as of the date of the most recent Company Financial Statements reflecting such amounts, exceed by more than $1,200,000 the fair market value of the assets of such Defined Benefit Employee Benefit Plan, and the present value of all accumulated benefit obligations of all underfunded Defined Benefit Employee Benefit Plans did not, as of the date of the most recent Company Financial Statements reflecting such amounts, exceed by more than $2,600,000 the fair market value of the assets of all such underfunded Defined Benefit Employee Benefit Plans.

SECTION 3.11            Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Special Committee has received from the Company Financial Advisor an opinion to the effect that, as of the date of the opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the consideration to be received by holders of Shares in the Offer and the Merger was fair, from a financial point of view, to the holders of the Shares.

SECTION 3.12            Taxes.

(a)      Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) All Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries have been duly and timely filed (taking into account any extensions of time within which to file), and all such Tax Returns are complete and accurate; (ii) all Taxes of the Company and the Company Subsidiaries have been paid in full, whether or not shown to be due on any Tax Return; (iii) all Taxes that the Company or any Company Subsidiary is required to withhold from amounts paid or owing to any employee, creditor or third party have been withheld and timely paid over to the proper Governmental Authority, to the extent due and payable; and (iv) no extensions or waivers of statutes of limitation have been granted or requested with respect to the Tax Returns or the assessment of any Taxes of the Company or any Company Subsidiary.

(b)      Except for Permitted Liens, there are no Liens on any of the assets, rights or properties of the Company or of any Company Subsidiary with respect to Taxes.

(c)      No deficiencies for any Taxes of the Company or the Company Subsidiaries have been claimed, proposed or assessed by any Governmental Authority.  There are no audits, examinations, assessments or other actions pending or currently being conducted or threatened for or relating to any liability in respect of any Taxes of the Company or the Company Subsidiaries.

(d)      No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction.

(e)      The Company and the Company Subsidiaries are a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, the common parent of which is the Company (the “Affiliated Group”).  The Company and each of the Company Subsidiaries (i) has not been a member of an affiliated group other than the Affiliated Group and (ii) has no liability for the Taxes of any person other than the Affiliated Group under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(f)       Neither the Company nor any of the Company Subsidiaries has participated in any reportable or listed transaction as defined under Code Section 6011 and the regulations thereunder.

(g)      Neither the Company nor any of the Company Subsidiaries has, within the three-year period ending as of the date of this Agreement, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or part by Section 355 or Section 361 of the Code.

SECTION 3.13            Environmental Matters.

(a)      As of the date of this Agreement, except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened, proceedings, suits, claims, actions, notices of violation, citations, orders, or investigations by or before any Governmental Authority or by any other Person arising under any Environmental Law against the Company, any Company Subsidiary, or any other Person for whom the Company or any Company Subsidiary has assumed liability, by contract or operation of law or otherwise.

(b)      Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have obtained and maintained, in full force and effect, all permits required under Environmental Laws for the current operations of their businesses and for ownership or lease and operation of the Company Fee Property and all real property under Leases.

(c)      Since January 1, 2008 and except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have conducted their operations and maintained the Company Fee Property and all Leased property in compliance with their environmental permits and with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of applicable Environmental Laws, and have filed all reports and notifications required for the operations of their businesses and for the ownership or lease and operation of the Company Fee Property and all real property under Leases.

(d)      Except as, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, there has been no Release of Hazardous Substances at any Company Fee Property that requires remediation under Environmental Laws or pursuant to any order of any Governmental Authority and neither the Company nor any Company Subsidiary has caused or contributed to any Release of Hazardous Substances at any other real property, including any real property under Leases, that requires investigation, response action, or remediation under Environmental Laws or pursuant to any Governmental Authority.

(e)      Neither the Company nor any Company Subsidiary has at any time used, manufactured, designed, produced, marketed, sold, installed or distributed any products or materials containing asbestos.  Section 3.13(e) of the Company Disclosure Letter describes all contracts, agreements or other arrangements for the indemnification, contribution or other allocation of liabilities arising out of asbestos to which the Company or any Company Subsidiary is a party or is the beneficiary.  The Company, the Company Subsidiaries and, to the knowledge of the Company, all other parties to such contracts, agreements or arrangement are now in compliance with, and have at all relevant times been in compliance with, all terms of such contract, agreement or arrangement.

SECTION 3.14            Compliance with Laws.

(a)      Neither the Company nor the Company Subsidiaries is in violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties are bound or any regulation issued under any of the foregoing or, since January 1, 2008, has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; provided that this Section 3.14(a) does not apply to the Laws specified in Sections 3.10, 3.12 and 3.13.

(b)      As of the date of this Agreement, the Company and the Company Subsidiaries have all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (collectively, “Authorizations”) from Governmental Authorities required to conduct their respective businesses as now being conducted, except for any such Authorization the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  As of the date of this Agreement, except for any failure to be in compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all such Authorizations.

SECTION 3.15            Intellectual Property.

(a)      Section 3.15(a) of the Company Disclosure Letter lists the material pending patent application, issued patents, pending trademark applications, registered trademarks, pending copyright applications, registered copyrights, registered domain names and pending domain name applications, in each case, owned by the Company or a Company Subsidiary (“Company Registered Intellectual Property”).

(b)      Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, either the Company or a Company Subsidiary owns and has valid rights to transfer all Company Registered Intellectual Property free and clear of all Liens, subject to the existing licenses or other grants to third parties and Permitted Liens described in Section 3.15(b) of the Company Disclosure Letter.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a

Company Material Adverse Effect, the Company and the Company Subsidiaries own, or have valid license rights to use, all Intellectual Property used in or necessary for the conduct of their business as currently conducted.

(c)      With respect to all patent applications, trademark applications and copyright applications included in the Company Registered Intellectual Property pending with any Governmental Authority, the Company and Company Subsidiaries have conducted the prosecution of all such pending applications in a manner consistent with their reasonable ongoing business goals and objectives.  With respect to all patents, trademarks and copyrights included in the Company Registered Intellectual Property issued or registered by any Governmental Authority, to the extent consistent with the reasonable ongoing business goals and objectives of the Company and Company Subsidiaries, all registration fees, maintenance fees, renewal fees and annuity fees necessary to maintain such Company Registered Intellectual Property as active and due prior to the Closing have been paid or will be paid through the Closing, and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed or will be filed with the relevant patent, trademark and copyright offices, registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the registration of such Company Registered Intellectual Property through the Closing Date.  With regard to all applications for domain name registration and all registered domain names included in the Company Registered Intellectual Property, all necessary registration and renewal fees due in connection with such Company Registered Intellectual Property have been paid or will be paid through the Closing.

(d)      Section 3.15(d) of the Company Disclosure Letter contains a true and complete list of all material written licenses to which either the Company or any Company Subsidiary is a party with respect to any of the Intellectual Property owned or used by the Company (true and complete copies of which, or, if none exist, written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been provided to Parent), except licenses and license agreements entered into in the ordinary course of business and those that arise as a matter of law by implication as a result of sales of products and services by the Company, any Company Subsidiary or any of their respective licensees.

(e)      To the Company’s knowledge, as of the date of this Agreement, none of the Intellectual Property owned by or licensed to the Company or any Company Subsidiary is being infringed by any other Person.

(f)       To the Company’s knowledge, as of the date of this Agreement, none of the Intellectual Property owned by or licensed to the Company or any Company Subsidiary infringes any Intellectual Property rights of any other Person.

(g)      To the Company’s knowledge, the consummation of the Transactions will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any Company Subsidiary or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any Company Subsidiary.

SECTION 3.16            Labor Matters.

(a)      Section 3.16(a) of the Company Disclosure Letter lists the collective bargaining agreements or contracts and other material agreements with labor unions and labor organizations to which the Company or any Company Subsidiary is party or otherwise bound.   Other than such listed agreements and contracts, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement covering any of their employees or other legal commitment with any trade union or employee organization or group in respect of or affecting employees, no other agreement or contract is presently being negotiated, and, to the knowledge of the Company, there is no representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries.  As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened labor strike, dispute, boycott, picketing, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries.  Since January 1, 2008, neither the Company nor any Company Subsidiary has taken any action that would constitute a “mass layoff” or a “plant closing” under the WARN Act.

(b)      Except to the extent that the consummation of the Offer on the express terms set forth in this Agreement and the payment of the amounts and benefits contemplated by such Employee Plan would not result in a violation of Rule 14d-10(a) under the Exchange Act, the Compensation Committee of the Board of Directors (the “Compensation Committee”) has (i) approved each Employee Plan pursuant to which consideration is payable to any officer, director or employee (each, a “Compensation Arrangement”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, and (ii) taken all other actions necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such Compensation Arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act.  The Board of Directors has determined that the Compensation Committee is composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

SECTION 3.17            Insurance.  The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance).  As of date of this Agreement, all such material insurance policies are in full force and effect and all related premiums have been paid to date.

SECTION 3.18            Material Contracts.

(a)      Except for this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by or subject to any currently effective agreement, contract, arrangement, commitment or understanding that is (i) a “material contract” pursuant to Item 601(b)(10) of the SEC’s Regulation S-K or (ii) otherwise provides for the receipt to or payment by the Company or any Company Subsidiary of $2,500,000 or more during the term of such agreement, contract, arrangement, commitment or understanding (for both clauses (i) and (ii) hereof, each, other than to the extent it would include an Employee Benefit Plan, a “Company Material Contract”).  Each Company Material Contract is valid and in full force and effect, except for such failures to be valid or to be in full force and effect that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)      Neither the Company nor any Company Subsidiary is in default under any Company Material Contract and, to the knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, in each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)      Neither the Company nor any Company Subsidiary is a party to or bound by or subject to any currently effective agreement, contract, arrangement, commitment or understanding containing any provision or covenant limiting in any manner material to the business of the Company or any Company Subsidiary, taken as a whole, the Company or any Company Subsidiary’s ability to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business, or (iii) compete with or to obtain products or services from any Person, or limiting in any manner material to the business of the Company or any Company Subsidiary, taken as a whole, the ability of any Person to provide products or services to the Company or any Company Subsidiary.

SECTION 3.19            Properties.

(a)      The Company or a Company Subsidiary has good and valid title to, or a valid leasehold estate in, all the properties and assets reflected in the Company’s December 31, 2009 balance sheet included in the Company SEC Reports as being owned by the Company or a Company Subsidiary (except for properties and assets subsequently sold, and leases subsequently terminate, in the ordinary course of business).

(b)      Section 3.19(b) of the Company Disclosure Letter lists all Company Fee Property. The Company or one of the Company Subsidiaries has good, valid and marketable title to each parcel of real property owned in fee by the Company or any of its Company Subsidiaries (“Company Fee Property”).

(c)      Section 3.19(c) of the Company Disclosure Letter lists all real property leases to which the Company or any Company Subsidiary is a party (together with all amendments, modifications, supplements, renewals and extensions related thereto (collectively, the “Leases”).  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Lease is valid and binding on the Company and each Company Subsidiary party thereto in accordance with its respective terms and is in full force and effect, and (ii) there is no breach or default under any Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto.  To the Company’s knowledge, as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Company Subsidiary under any Lease.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder.

SECTION 3.20            Rights Agreement.  The Company has amended the Rights Agreement to provide that neither Parent nor any of its affiliates or associates will become an Acquiring Person (as such term is defined in the Rights Agreement), that no Distribution Date or Share Acquisition

Date (each as such term is defined in the Rights Agreement) will occur, and that the Rights will not separate from the underlying shares of Company Common Stock or give the holders thereof the right to acquire securities of any party hereto (or any controlled affiliate of any party hereto), in each case as a result of the execution, delivery or performance of this Agreement or the Tender and Voting Agreements or the consummation of the Offer, the Merger or the other Transactions.

SECTION 3.21            Antitakeover Statutes.  The Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the Transactions from Section 203 of the DGCL.  Accordingly, Section 203 of the DGCL does not apply to the Offer, Merger, this Agreement and the Transactions.  Other than Ohio Revised Code Section 1707.041, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under or U.S. federal or the Laws of the States of Delaware or Ohio apply to this Agreement or any of the Transactions.

SECTION 3.22            No Additional Representations.  Except for the representations and warranties of the Company expressly set forth in this Article 3 (as modified by the Company Disclosure Letter and the Company SEC Reports (excluding any disclosures set forth in any such Company SEC Report under the headings “Safe Harbor Statement,” “Risk Factors” or any similar section and any disclosures therein that are predictive, cautionary or forward-looking in nature)), neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company with respect to the Company, any Company Subsidiary, any of their respective businesses or the Transactions.  Without limiting the foregoing, the Company makes no representation or warranty to Parent, Merger Sub or any other Person with respect to any financial projection, budget or forecast relating to the Company or any of the Company Subsidiaries.

ARTICLE 4:
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.1              Organization.  Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each of Parent and Merger Sub has all requisite power and authority to carry on its business as now conducted.  The copies of the certificate of incorporation and bylaws of Parent and Merger Sub that have been provided to the Company are complete and correct copies of such documents as in effect on the date of this Agreement.

SECTION 4.2              Merger Sub; Ownership of Shares.

(a)      Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions.  Merger Sub (i) has not carried on, and will not carry on, any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto, (ii) has not incurred any material liabilities, and (iii) does not own any material assets or property.

(b)      Neither Parent, nor any Parent Subsidiary (including Merger Sub), nor any of their respective “affiliates” or “associates” (as such terms are defined in Rule 12b-2 of the Exchange Act) is the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act) of any Share, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company except as contemplated by this Agreement.  Neither Parent nor any Parent Subsidiary (including Merger Sub) is, and at no time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

SECTION 4.3              Authorization; No Conflict.

(a)      Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and the Tender and Voting Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Tender and Voting Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions.  Each of this Agreement and the Tender and Voting Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b)      The respective Board of Directors of each of Parent and Merger Sub has approved this Agreement, the Tender and Voting Agreement, the Offer, the Merger and the other Transactions.

(c)      None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions nor compliance by Parent or Merger Sub with any of the provisions herein will:  (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent or Merger Sub; (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or Merger Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent or Merger Sub is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound, or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3(d), violate any Judgment or Law applicable to Parent or Merger Sub or any of their properties or assets other than any such event described in items (ii) and (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d)      No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for:  (i) compliance with the DGCL with respect to the filing of the Certificate of Merger; (ii) compliance with and filings of applications and notices with, receipt of approvals or non-objections from, and expiration of related waiting periods required by, applicable Governmental Authorities, including under the HSR Act; (iii)  the filing with the SEC of the Offer Documents and such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions; (iv) compliance with Ohio Revised Code Section 1707.041; and (v) compliance with the rules of Amex.

SECTION 4.4              Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Form 041, the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date it is first mailed to the holders of Shares or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Offer Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and the Form 041 will comply in all material respects with the requirements of the Ohio Revised Code.  No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Form 041 or the Offer Documents.

SECTION 4.5              Broker’s or Finder’s Fees.  Except for Citigroup Global Markets Inc., whose fees will be paid by Parent, no agent, broker, Person or firm acting on behalf of Parent or Merger Sub or under Parent’s or Merger Sub’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

SECTION 4.6              Litigation.  As of the date hereof, there are no suits, actions, claims, Judgments or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Parent or Merger Sub, threatened, to which Parent or Merger Sub is a party, except as, individually or in the aggregate, would not have and would not reasonably be expected to have a Parent Material Adverse Effect.  As of the date of this Agreement, there are no Judgments of any Governmental Authority or arbitrator outstanding against Parent or Merger Sub, except as, individually or in the aggregate, would not have and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.7              Financing.  Parent and Merger Sub have, and will continue to have through each of the Acceptance Time, the Effective Time and the Closing Date, sufficient funds available to them in cash or under existing credit lines (but, in the case of such existing credit lines, only to the extent that, at each such date, there are no unsatisfied conditions on Parent or Merger Sub’s ability to draw on such credit lines) to accept for payment and pay for any Shares pursuant to the Offer and consummate the Merger and the other Transactions, to make all the other payments contemplated under this Agreement, and to pay all fees and expenses associated therewith unless otherwise provided in this Agreement.  Parent and Merger Sub acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

SECTION 4.8              Other Agreements or Understandings.  Other than the Tender and Voting Agreements, Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any affiliate of Parent, on the one hand, and any member of the Board of Directors or management of the Company or any person that owns 5% or more of the shares or of the outstanding capital stock of the Company, on the other hand.

SECTION 4.9              No Additional Representations.  Each of Parent and Merger Sub acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.  Neither the Company nor any other Person shall be subject to any liability to Parent, Merger Sub or any other Person resulting from the Company’s making available to Parent or Merger Sub such information, or any other information, documents or material made available to Parent and Merger Sub in the due diligence materials provided to Parent and Merger Sub, including in any virtual or actual “data room,” management presentations (formal or informal) or in any other form in connection with the Transactions.

SECTION 4.10            Solvency.  As of the Effective Time, assuming (i) satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger as set forth herein, or the waiver of such conditions and (ii) the accuracy of the representations and warranties of the Company set forth in Article 3 hereof, immediately after giving effect to all of the transactions contemplated by this Agreement, including, without limitation, the payment of the aggregate Offer Price, the aggregate Cash Amount and the Merger Consideration, and payment of all related fees and expenses, the Surviving Corporation will be Solvent.

ARTICLE 5:
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1              Conduct of Business by the Company Pending the Merger.  The Company agrees that, from the date of this Agreement until the Acceptance Time or the earlier termination of this Agreement in accordance with its terms, except as otherwise expressly contemplated or permitted by this Agreement, it shall conduct its business and cause to be conducted the businesses of Company Subsidiaries in the ordinary course of business in all material respects and shall use reasonable best efforts to preserve intact, in all material respects, their respective business organizations.  Without limiting the generality of the foregoing, except as otherwise expressly contemplated or permitted by this Agreement or as disclosed in the Company Disclosure Letter or as required by applicable Law, without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed), from the date of this Agreement until the Acceptance Time or the earlier termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of Company Subsidiaries not to:

(a)      Line of Business.  Enter into any new line of business that requires, or is reasonably expected to require, a material investment of funds (whether capital or operating), or materially decrease or cease operations of any existing line of business.

(b)      Capital Stock and Other Securities.  Except for the Shares issuable upon exercise or conversion of the Options outstanding on the date of this Agreement, Shares issuable pursuant to the Rights Agreement and the vesting of Restricted Stock awards granted prior to the date of this Agreement, (i) issue, sell or otherwise permit to become outstanding or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock or any other securities (including long-term debt) or any rights of any kind with respect to shares of its capital stock or any other securities, or (ii) permit any additional shares of its capital stock to become subject to new grants under the Stock Plans or otherwise, except for the issuance or grant of the Options and Restricted Stock under the Stock Plans to newly hired or promoted employees in the ordinary course of business consistent with past practice.

(c)      Dividends, Distributions, Repurchases.  Except for any dividends with respect to the Company Series D Preferred Stock, (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, other than dividends from wholly owned Company Subsidiaries to it or another of its wholly owned Company Subsidiaries or (ii) directly or indirectly adjust, split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock.

(d)      Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of any of its assets, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions (i) in the ordinary course of business consistent with past practice, (ii) pursuant to a transaction that, together with any other such transactions, is not material to it and the Company Subsidiaries, taken as a whole, or (iii) which involve assets having current value of not in excess of $500,000 individually or $1,000,000 in the aggregate.

(e)      Acquisitions.  Acquire all or any portion of the assets, business, properties or shares of stock or other securities of any other Person other than the purchase of assets and properties (i) in the ordinary course of business consistent with past practice or (ii) which involve assets having a purchase price not in excess of $500,000 individually or $1,000,000 in the aggregate.

(f)       Charter Documents.  Amend or propose to amend its certificate of incorporation, bylaws or comparable charter or organizational documents.

(g)      Accounting Methods.  Implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements applicable to U.S. publicly-owned business organizations generally.

(h)      Compensation; Employment Agreements; Etc.  (x) Enter into, amend, modify or renew any employment, consulting, severance, change in control or similar contract, agreement or arrangement with any director, officer, employee or consultant, except to make changes that are required by the terms of an Company Employee Benefit Plan, or (y) grant any salary or wage increase, equity awards or incentive or bonus payments to any director, executive officer or employee, other than routine wage increases granted to hourly employees in the ordinary course of business consistent with past practice.

(i)       Employee Benefit Plans.  Enter into, establish, adopt, amend, modify or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, severance, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of stock options, restricted stock units or other compensation or benefits payable thereunder, except as are required by the terms of any existing Employee Benefit Plan or arrangement.

(j)       Indebtedness.  (i) Incur any indebtedness for borrowed money other than borrowings pursuant to the Company’s and Company Subsidiaries’ revolving credit arrangement or under capital leases, in each case, in effect on the date hereof in the ordinary course consistent with past practice, (ii) issue, sell or amend any debt securities or other rights to acquire any debt securities of the Company or any Company Subsidiary (except as may be required by this Agreement), (iii) other than to Company Subsidiaries, make any loans, advances or capital contributions to, or material investment in, any Person; (iv) pledge or otherwise encumber shares of capital stock of the Company or any Company Subsidiary; or (v) mortgage, pledge or otherwise encumber any of its other material assets (other than Permitted Liens).

(k)      Taxes. Change any material method of Tax accounting, make or change any material Tax election, or settle or compromise any material Tax liability or enter into any agreement or waiver extending the period for assessment or collection of any material Taxes of the Company or any Company Subsidiary.

(l)       Material Contracts.  Enter into any contract, agreement, arrangement or understanding of the type referred to in Section 3.18(c) or, except in the ordinary course of business consistent with past practice, enter into, terminate, amend or modify (in any material respect), or waive any material provision of, any Material Contract (or any contract which, had it been in effect on the date hereof, would have been a Material Contract as such term is defined in Section 3.18).

(m)     Non-Competes.  Enter into any agreement containing any provision or covenant restricting in any material respect the Company’s or any Company Subsidiary’s conduct of business or ability to compete in any line of business.

(n)      Capital Expenditures.  Incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budgets that have been made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditures not to exceed $500,000 individually or $1,000,000 in the aggregate.

(o)      Intellectual Property.  Permit to lapse any material Intellectual Property owned by the Company or any of the Company Subsidiaries (other than pending applications abandoned based on obstacles in prosecution and the exercise of reasonable business judgment).

(p)      Litigation.  Settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of the Company Subsidiaries not related to the Transactions, other than settlements, offers or proposals to settle made in the ordinary course of business consistent with past practice, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors not related to the Transactions other than settlements, offers or proposals to settle in an amount not to exceed the sum of $1,000,000, individually or in the aggregate for all such settlements, offers or proposals to settle (net of insurance and indemnification payments payable to the Company or any Company Subsidiary), or (iii) any litigation, arbitration, proceeding or dispute that relates to the Transactions.

(q)      Adverse Actions.  Take, or omit to take, any action that would reasonably be expected to result in any of the Offer Conditions or any of the conditions to the Merger set forth in Article 7 not being satisfied in a timely manner.

(r)       Commitments.  Enter into any contract or binding commitment with respect to any of the foregoing.

SECTION 5.2              Conduct of Business by Parent Pending the Merger.  Parent agrees that, from the date hereof until the Effective Time, without the prior written consent of the Company, except as required by applicable Law, Parent shall not, and shall cause each of the Parent Subsidiaries (including Merger Sub) not to, take or omit to take any action that would reasonably be expected to result in any of the Offer Conditions or any of the conditions to the Merger set forth in Article 7 not being satisfied in a timely manner.

SECTION 5.3              No Right to Control Company Prior to Acceptance Time.  Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Acceptance Time.  Prior to the Acceptance Time, the Company and the Company Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and properties.

ARTICLE 6:
ADDITIONAL AGREEMENTS

SECTION 6.1              Stockholder Approval.

(a)      If required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable Law and the Company’s certificate of incorporation and by-laws, duly call, give notice of, convene and hold, as promptly as practicable after the Acceptance Time, an annual or special meeting of its stockholders for the purpose of considering and taking action on this Agreement and the Merger (the “Company Stockholders Meeting”).

(b)      If approval of the Company’s stockholders is required by applicable Law to consummate the Merger, promptly following the Acceptance Time, the Company shall prepare and file the Proxy Statement with the SEC under the Exchange Act in preliminary form, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC promptly.  Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties, to respond promptly to all comments of and requests by the SEC with respect to the Proxy Statement and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Company Stockholders Meeting at the earliest practicable time.

(c)      Notwithstanding the foregoing, if Parent, Merger Sub and any other Parent Subsidiary shall collectively acquire at least 90% of the then outstanding Shares pursuant to the Offer, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

(d)      Parent shall cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent, Merger Sub or any Parent Subsidiary to be voted in favor of the adoption of this Agreement.

SECTION 6.2              Employee Benefit Matters.

(a)      Parent agrees to honor in accordance with their terms all Company Employee Benefit Plans listed in Section 6.2(a) of the Company Disclosure Letter.

(b)      Section 6.2(b) of the Company Disclosure Letter lists certain Company Employee Benefit Plans that entitle certain employees to payments on or after the Acceptance Time.  Parent agrees that the total amount of such payments shall be made on or after the Acceptance Time at such time, and in such manner, as is described in Section 6.2(b) of the Company Disclosure Letter.

(c)      For twelve months following the Effective Time, Parent agrees to provide to (i) former employees employee benefits that are substantially comparable, in the aggregate, to such employee benefits currently provided by the Company and the Company Subsidiaries to such former employees and (ii) employees of the Company and the Company Subsidiaries who continue employment with the Surviving Corporation or any of its affiliates (the “Covered Employees”) base salary or base wages and employee benefits (excluding, for this purpose, any equity-based compensation and any severance benefits) that are substantially comparable, in the aggregate, to such salary or wages and employee benefits currently provided by the Company and the Company Subsidiaries to such Covered Employees.  Parent agrees that, if the Effective Time occurs on or before December 31, 2010, any employee of the Company or a Company Subsidiary who is employed by the Company or a Company Subsidiary as of the Effective Time shall be deemed, solely for the purposes of the Company Employee Benefit Plans listed on Section 6.2(c) of the Company Disclosure Letter, to be employed by the Company or such Company Subsidiary as of December 31, 2010, and any payments required to be made to such employees under such listed Company Employee Benefit Plans as of December 31, 2010 shall be made.  After January 1, 2011, Parent shall be under no obligation to retain any employee or group of employees of the Company or any of the Company Subsidiaries other than as required by applicable Law or by an employment agreement listed in Section 6.2(a) of the Company Disclosure Letter.

(d)      For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and any of the Parent Subsidiaries (including, after the Closing, the Surviving Corporation), Parent shall, or shall cause the Parent Subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its affiliates of the Covered Employees immediately prior to the Closing (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the Closing) as service rendered to Parent or the Parent Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder.  Covered Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required.  Parent shall also cause each Employee Benefit Plan maintained by or contributed to by Parent and its subsidiaries (including, after the Closing, the Surviving Corporation) in which Covered Employees participate, to waive any preexisting condition that was waived under the terms of any Company Employee Benefit Plan immediately prior to the Closing or waiting period limitation that would otherwise be applicable to a Covered Employee on or after the Closing.  Parent shall recognize any accrued but unused vacation and sick leave of the Covered Employees as of the Closing Date that has been accrued in accordance with the terms of such Company policies.

(e)      No provision of this Section 6.2 will (i) create or be deemed to create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company, any Company Subsidiary or any other person other than the parties to this Agreement and their respective successors and permitted assigns, (ii) constitute or create or be deemed to constitute or create an employment agreement or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Parent, the Company or any of their respective Subsidiaries.

(f)       Parent agrees to provide any required notice under the WARN Act, and any similar federal, state, local or foreign Law or regulation, and to otherwise comply with the WARN Act and any such other similar Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Covered Employees (including as a result of the consummation of the Transactions).

SECTION 6.3              Antitrust Filings.  The Company, Parent and Merger Sub shall each, as promptly as practicable after the date of this Agreement and, in any event, within ten Business Days of the date hereof (or as otherwise mutually agreed by the parties in writing), file or cause to be filed with the FTC and the DOJ all appropriate filings and submissions required by the U.S. Antitrust Laws and promptly file any additional information requested as soon as practicable after receipt of such request therefor.  The Company, Parent and Merger Sub shall each, as promptly as practicable after the date of this Agreement, file or cause to be filed with all applicable non-U.S. Governmental Authorities all appropriate filings and submissions required by any applicable antitrust or competition Laws of such non-U.S. Governmental Authorities.

SECTION 6.4              Public Statements.  Subject to Section 6.8, the Company, Parent and Merger Sub shall consult with each other prior to issuing, and will not issue without the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed), any public announcement, statement or other disclosure with respect to this Agreement or the Transactions, except that a party may, without the prior written consent of the other party (but after prior consultation) issue any public announcement, statement or other disclosure with respect to this Agreement or the Transactions as may be required by applicable Law, the SEC or any listing agreement with a national securities exchange or trading market.

The Company, Parent and Merger Sub will cooperate to develop all public communications and make appropriate members of management available at presentations related to the Transactions as reasonably requested by the other party.

SECTION 6.5              Standard of Effort.

(a)      Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including:  (i) obtaining all consents, approvals, authorizations and actions or non-actions required for or in connection with the consummation by the parties hereto of the Offer, the Merger and the other Transactions; (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority; and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.  The Company shall have the right to review and comment upon (to which reasonable and good faith consideration shall be given) all characterizations of the information relating to the Company; Parent shall have the right to review and comment upon (to which reasonable and good faith consideration shall be given) all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and comment upon (to which reasonable and good faith consideration shall be given) all characterizations of the information relating to the Transactions, in each case that appear in any material filing (including the Offer Documents, the Schedule 14D-9, the Proxy Statement and any filing under U.S. and non-U.S. antitrust Laws or any state takeover Law) made in connection with the Transactions.  The Company, Parent and Merger Sub agree that they shall consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities.  Notwithstanding the foregoing, neither the Company nor the Company Board shall be restricted from taking any action permitted by Section 6.8.

(b)      In furtherance of, and not in limitation of the foregoing, the parties shall use their respective reasonable best efforts to respond promptly to any requests for additional information made by the FTC or the DOJ, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. The parties hereto agree not to extend directly or indirectly any waiting period under the HSR Act or enter into any agreement with a Governmental Authority to delay or not to consummate the Offer, the Merger and the other Transactions, except with the prior written consent of the other parties hereto.  Each of Parent and Merger Sub, on one hand, and the Company, on the other, shall (x) promptly notify the other party of any written communication to that party from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Authority, (y) not participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement, the Offer, the Merger or the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (z) furnish the other party with copies of all correspondence, filings and written communications between such party and its affiliates and their respective Representatives on the one hand, and any such

Governmental Authority or its staff on the other hand, with respect to this Agreement, the Offer, the Merger or any of the other Transactions.  Each of Parent and the Company shall use commercially reasonable efforts to avoid impediments under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Offer, the Merger and the other Transactions so as to enable the Closing to occur as soon as reasonably practicable.  If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger or the Transactions as violative of any antitrust Law, or if any Judgment or Law enacted, entered, promulgated or enforced by a Governmental Authority that would make the Offer, the Merger or the other Transactions illegal or would otherwise prohibit or materially impair or delay the consummation of the Offer, the Merger or the other Transactions, each of Parent and Merger Sub shall use such efforts as are commercially reasonable, in Parent’s sole judgment, to contest any such action or proceeding.  The Company shall cooperate with Parent and Merger Sub in all respects in Parent’s and Merger Sub’s implementation of any of the measures taken pursuant to the preceding sentence in order to permit consummation of the Offer, the Merger or the other Transactions, provided that neither the Company nor any Company Subsidiary shall be required pursuant to this Section 6.5 to take any irrevocable action prior to the Closing or enter into any agreement or other arrangement that does not expressly provide that the Company’s obligations are subject to the prior or simultaneous occurrence of the Closing.

(c)      Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or related to this Agreement and the Offer, the Merger and the other Transactions.

SECTION 6.6              Notification of Certain Matters.

(a)      The Company agrees to give prompt notice to Parent and Merger Sub of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions, (ii) any written notice from any Governmental Authority in connection with the Transactions, (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions, (iv) any inaccuracy of any representation or warranty of the Company contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any Offer Condition not to be satisfied, or (v) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder if such failure to comply or satisfy could reasonably be expected to cause any Offer Condition not to be satisfied.

(b)      Each of Parent and Merger Sub agrees to give prompt notice to the Company of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions, (ii) any written notice from any Governmental Authority in connection with the Transactions, (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions, (iv) any inaccuracy of any representation or warranty of Parent or Merger Sub contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any Offer Condition not to be satisfied, or (v) any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder if such failure to comply or satisfy could reasonably be expected to cause any Offer Condition not to be satisfied.

(c)      In no event shall the delivery of any notice by a party pursuant to this Section 6.6 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 6.7              Access to Information; Confidentiality.

(a)      The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access during normal business hours from the date hereof through the Effective Date (or earlier termination of this Agreement in accordance with its terms) to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request.  Parent and Merger Sub, at their sole cost and risk, shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable, upon reasonable notice to the Company; provided, however, that any investigations of the Company’s facilities or any visits or telephonic communications with the Company’s customers (to extent such customers are not also customers of Parent or a Parent Subsidiary, in which case, the restrictions contained in this sentence shall not apply to communications regarding the business of Parent or such Parent Subsidiary) shall be conducted under the supervision of appropriate personnel of the Company or with the prior consent of the Company (which consent may cover multiple communications and shall not be unreasonably withheld) and in a manner as not to unreasonably interfere with or disrupt the normal operation of the business of the Company.  All requests for such access shall be made to such agents of the Company as the Company may designate, who will be solely responsible for coordinating all such requests and all access permitted hereunder.  Neither Parent, Merger Sub nor any of their respective representatives shall contact any of the employees, customers, landlords, licensors or suppliers of the Company or any Company Subsidiary in connection with the Transactions, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such agents of the Company as the Company may designate.  Neither the Company nor any Company Subsidiary will be required to afford access or disclose information that would jeopardize attorney-client privilege, contravene any binding agreement with any third party or violate any Law or regulation.  The parties will make reasonable appropriate substitute arrangements in circumstances where the previous sentence applies.

(b)      The provisions of the Confidentiality Agreement dated July 30, 2010, between Parent and the Company (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms.  Except as otherwise provided herein, if there is a conflict between the terms of the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern.

SECTION 6.8              No Solicitation.

(a)      The Company and each of the Company Subsidiaries shall, and the Company shall use commercially reasonable efforts to cause its or any of the Company Subsidiaries’ Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person or its Representatives conducted heretofore with respect to any Acquisition Proposal until such time, if any, as this Agreement is terminated in accordance with its terms.  The Company shall promptly request that each Person, if any, that has executed a confidentiality agreement within the six-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) and that (to the extent provided in the terms of the applicable confidentiality agreement between such Person and the Company) such Person provide a certificate of such return or destruction to the Company.  The Company shall use commercially reasonable efforts to secure all such certifications as promptly as practicable.

(b)      From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, the Company and its Subsidiaries shall not, and the Company shall use its commercially reasonable efforts to cause its or any of its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit or take any action to knowingly facilitate or knowingly encourage the submission of an Acquisition Proposal, (ii) enter into, engage or participate in any discussions or negotiations with any Person concerning an Acquisition Proposal or the making of an Acquisition Proposal, or (iii) furnish any confidential information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate with, assist, facilitate or encourage any effort, by any Person in connection with an Acquisition Proposal or inquiries regarding an Acquisition Proposal or the making of an Acquisition Proposal.  The Company agrees that any violation of the restrictions on the Company set forth in this Section 6.8 by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.  Notwithstanding the foregoing provisions of this Section 6.8(b), prior to the Acceptance Date, the Company may furnish information to, or enter into discussions or negotiations with, any Person that has made a bona fide, unsolicited, written Acquisition Proposal if, and only to the extent that:  (A) the Company Board and the Special Committee, after consulting with the Company’s and the Special Committee’s outside legal and financial advisors, have determined in good faith that such Acquisition Proposal constitutes a Superior Proposal or is reasonably expected to result in a Superior Proposal and that the failure to take such action would be reasonably likely to result in a breach of their fiduciary duties under applicable Law; (B) such Acquisition Proposal is not the result of a breach by the Company or its Subsidiaries of this Section 6.8 and the Company and its Subsidiaries are otherwise in compliance with this Section 6.8; and (C) prior to furnishing such information or engaging in discussions or negotiations, the Company receives from such Person an executed confidentiality agreement (a copy of which shall be provided to Parent) on terms no less favorable to the Company than those contained in the Confidentiality Agreement, as determined by counsel to the Company, and all such information provided or made available to such Person (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, at or before the time it is provided or made available to such other Person; provided, however, that the Company may enter into negotiations solely with respect to entering into such confidentiality agreement with a Person who has made a bona fide, unsolicited, written Acquisition Proposal without breaching, or being deemed to breach, this Section 6.8.

(c)      From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, the Company shall notify Parent in writing within one Business Day following receipt by the Company of any Acquisition Proposal, any inquiry with respect to an Acquisition Proposal, or request for access to information or the properties, books or records of the Company or any Subsidiary by any Person that informs the Company or such Subsidiary that it is considering making, or has made, an Acquisition Proposal.  The written notice shall include all material terms and conditions of the Acquisition Proposal or such inquiry or request (including the identity of the Person making such Acquisition Proposal, inquiry or request), and, if in writing, shall include a copy of such Acquisition Proposal, inquiry or request.  The Company shall keep Parent reasonably apprised of any material modification of or amendment to such Acquisition Proposal, inquiry or request and of any developments, discussions and negotiations with respect to such Acquisition Proposal, inquiry or request.  The Company shall provide Parent as soon as reasonably practicable (but in no event later than one Business Day) after receipt thereof with copies of all correspondence and other written material sent or provided to the Company from any Person in connection with such Acquisition Proposal, inquiry or request.

(d)      Nothing contained in this Section 6.8 prohibits or will be construed as prohibiting the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to make such disclosure would be inconsistent with applicable Law.

(e)      From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, neither the Company Board nor the Special Committee thereof shall (i) approve or recommend, or fail to recommend rejection of, any Acquisition Proposal, (ii) fail to make, withdraw, modify or amend in a manner adverse to Parent or Merger Sub (or publicly propose to withdraw, modify or amend in a manner adverse to Parent or Merger Sub) the Company Board Recommendation, or otherwise take any action or make any public statement inconsistent with, the Company Board Recommendation (any of the foregoing in clause (i) of this Section 6.8(e) or this clause (ii), an “Adverse Recommendation Change”), (iii) cause or permit the Company to enter into any letter of intent, agreement in principle, term sheet, acquisition agreement, option agreement or similar agreement with respect to any Acquisition Proposal, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or under the Rights Agreement, (v) take any action to render the restrictions on business combinations set forth in Section 203 of the DGCL inapplicable to any transaction (other than the Transactions), or (vi) cooperate with any Person other than Parent or Merger Sub with respect to the preparation and filing of documents under Ohio Revised Code Section 1707.041.  Notwithstanding the foregoing provisions of this Section 6.8(e), the Company Board may make an Adverse Recommendation Change if the Company Board and the Special Committee have concluded in good faith, after consultation with the Company’s and Special Committee’s outside financial and legal advisors, that failure of the Company Board to effect such Adverse Recommendation Change would be reasonably likely to result in a breach of their fiduciary duties under applicable Law.

(f)            Neither the Company Board nor the Special Committee shall make an Adverse Recommendation Change or cause the Company to exercise its right to terminate this Agreement pursuant to Section 8.1(e)(ii) unless:  (i) the Company promptly (i.e., within one Business Day) after a meeting of the Company Board and a meeting of the Special Committee provides written notice (“Notice of Adverse Recommendation”) advising Parent that the Company Board and the Special Committee intend to take any such action and specifying the reasons therefor, including, if applicable, (A) the material terms and conditions of a Superior Proposal, (B) the identity of the Person making such Superior Proposal and (C) the terms and conditions of any proposed agreement relating to such Superior Proposal; (ii) during a period commencing on the date that the Notice of Adverse Recommendation is deemed to be received by Parent in accordance with Section 9.1 and ending at 5:00 p.m., Eastern Time, on the third Business Day thereafter (such three-Business Day period, the “Notice Period”), the Company supplies all information requested by Parent, otherwise cooperates and negotiates exclusively with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Board Recommendation and not make such Adverse Recommendation Change; (iii) following expiration of the Notice Period, the Company Board and the Special Committee, after consultation with the Company’s and Special Committee’s outside financial and legal advisors, determine in good faith (after taking into account any adjustments to the terms and conditions of this Agreement) that failure of the Company Board to effect such Adverse Recommendation Change would be reasonably likely to result in a breach of their fiduciary duties under applicable Law; and (iv) if required by the terms of Section 8.3(a), the Company has paid to Parent the fee described in Section 8.3(a).  Any modification to the terms and conditions of a Superior Proposal, if any, or a proposed agreement, if any, relating to such Superior Proposal from those described in a Notice of Adverse Recommendation shall require the Company to deliver a new Notice of Adverse Recommendation and shall trigger a new Notice Period commencing on the date that the new Notice of Adverse Recommendation is received by Parent.

SECTION 6.9              Indemnification and Insurance.

(a)      For six years after the Effective Time, Parent shall cause the Surviving Corporation to, and Surviving Corporation shall, maintain in effect the provisions in the Surviving Corporation’s certificate of incorporation and by-laws regarding the elimination of liability of directors, indemnification of directors, officers, employees or agents of the Company and its Subsidiaries, or any of them who act as a fiduciary under any of the Company Employee Benefit Plans, and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Company’s Second Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated By-laws in existence on the date of this Agreement.  Parent shall cause the Surviving Corporation to, and Surviving Corporation shall, fulfill its obligations under the indemnification agreements listed in Section 6.9(a) of the Company Disclosure Letter and all rights set forth in such agreements shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the other party to such agreement, unless such party affected thereby otherwise consents in writing thereto.

(b)      For six years after the Effective Time, Parent shall cause the Surviving Corporation to, and Surviving Corporation shall, defend and hold harmless each current or former director and officer of the Company (each, an “Indemnified Party”) from and against all costs and expenses

(including reasonable attorneys’ fees and costs of investigation), losses, claims, damages, liabilities, judgments and fines as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions before or at the Effective Time (including as to, or arising out of or pertaining to, the Transactions and this Agreement), to the fullest extent permitted by the DGCL, subject to any provisions in the Company’s Second Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated By-laws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.  Parent shall cause Surviving Corporation to pay all such costs and expenses promptly as statements therefor are received to the extent permitted by, and in conformity with, the DGCL and the applicable provisions of the Company’s Second Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated By-laws.

(c)      For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to, and Surviving Corporation shall, maintain the Company’s officers’ and directors’ liability insurance policy, in effect on the date hereof and described in Section 6.9(c) of the Company Disclosure Letter (the “D&O Insurance”), in respect of acts or omissions occurring at or prior to the Effective Time covering each such person covered at or prior to the Effective Time by such officers’ and directors’ liability insurance policy; provided that, in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 6.9(c) of the Company Disclosure Letter; and provided further that, if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.  Parent shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year tail policy on terms and conditions no less advantageous than the D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.9(c).

(d)      The obligations of Parent and the Surviving Corporation under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the consent of such affected Indemnified Party.  This Section 6.9 is intended for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

(e)      If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

(f)      Parent shall cause Surviving Corporation to, and Surviving Corporation shall, pay all reasonable expenses, including reasonable attorneys’ fees and costs of investigation, that may be incurred by any Indemnified Party in enforcing Parent or Surviving Corporation’s obligations set forth in this Section 6.9, subject to the DGCL and the applicable provisions of the Company’s

Second Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated By-laws.

SECTION 6.10            Section 16 Matters.  Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.9 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 6.11            Directors.

(a)      Subject to applicable Law and Amex rules applicable to the Company, promptly upon the Acceptance Time, Merger Sub shall be entitled to designate such number of directors on the Company Board as will give Merger Sub representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, that is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) the number of Shares beneficially owned (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by Parent and Merger Sub bears to (ii) the total number of Shares that are then issued and outstanding, and the Company shall, at such time, use its reasonable best efforts to cause Merger Sub’s designees to be so elected or appointed (in furtherance of the foregoing, if requested by Parent or Merger Sub after the Acceptance Time but prior to the Effective Time, the Company shall use its reasonable best efforts to cause (x) a corresponding increase in the size of the Company Board and/or (y) a corresponding number of directors of the Company to tender their resignations as directors, effective as of date of such request, and to deliver to Parent written evidence of such resignations).  At such time, the Company shall also, upon request of Parent, cause such persons designated by Parent to constitute at least the same percentage (rounded up to the nearest whole number) as is on the Company Board on (i) each committee of the Company Board, subject to compliance with applicable securities Laws and Amex rules, and (ii) each board of directors (or similar body) of each Company Subsidiary and each committee of such board (or similar body); provided that with respect to the board of directors (or similar body) of the Company Subsidiaries domiciled outside of the U.S. the Company shall use its reasonable best efforts to cause such persons designated by Parent to constitute at least the same percentage (rounded up to the nearest whole number) as is on the Company Board.

(b)      The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder.  The Company shall promptly use its reasonable best efforts to take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 6.11 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-l to fulfill its obligations under this Section 6.11.  Parent or Merger Sub shall supply to the Company in writing and be solely responsible for any information with respect to either of them and their respective nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

(c)      Following the election or appointment of Parent’s designees pursuant to Section 6.11, and prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, the approval by affirmative vote or written consent of a majority of the directors of the Company then in office who were not designated by Parent or Merger Sub shall be required, in each case, for:  (i) any amendment or termination of this Agreement by the Company; (ii) any extension of time by the Company for performance of any obligation or action hereunder by Parent or Merger Sub; (iii) any waiver or exercise of any of the Company’s rights under this Agreement; (iv) any amendment of the Company’s certificate of incorporation or by-laws; or (v) any action that would prevent or materially delay the consummation of the Merger.

SECTION 6.12            Amendment of Options and Restricted Stock Awards.  As soon as practicable following the date hereof, the Company shall use its reasonable best efforts to cause each issued and outstanding Option and each unvested share of Restricted Stock granted under the Stock Plans to be amended to permit the cancellation of such Options and the payment of the Cash Amount under Section 2.9(a) and the vesting and cancellation of such Restricted Stock and the payment of the Merger Consideration under Section 2.9(b), at the Effective Time, to the extent such Options and Restricted Stock do not permit such treatment; provided, however, that in no event shall the Company provide any benefit or consideration to the holder of any such Option or Restricted Stock in obtaining such amendment or take any other action prohibited in connection with the transactions contemplated by this Agreement under Rule 14d-10 promulgated under the Exchange Act.

SECTION 6.13            Delisting.  Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from Amex and terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

SECTION 6.14            Senior Notes Change of Control Offer.  The Company shall mail, or cause to be mailed, notice to each holder of the Company’s 8¾% Senior Notes due 2014 (the “Notes”) in accordance with the terms of the Indenture, dated as of November 1, 2004, as amended, among the Company, the Guarantors named therein and HSBC Bank USA, National Association, as trustee (the “Indenture”), describing the Transactions contemplated by this Agreement, including the Offer, the Merger and the other Transactions, and that the consummation of the Offer will constitute a “Change of Control” under the Indenture (the “Notice”).  Pursuant to the Notice, the Company shall offer to repurchase the Notes in accordance with the terms of Section 4.19 of the Indenture at a price of 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase.  Parent shall cause the Company to have sufficient funds to repurchase any and all Notes that are tendered pursuant to the offer to allow the Company to pay for any tendered Notes promptly (within the meaning of the rules and interpretations of the SEC) after expiration.

SECTION 6.15            Certain Transfer Taxes.  Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of the Company Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of the stockholders of the Company.

SECTION 6.16            Compensation Arrangements.  Prior to the Acceptance Time, the Company (acting through its Compensation Committee) will take all steps that may be necessary or advisable to cause each Compensation Arrangement entered into by the Company or any of its

Subsidiaries on or after the date hereof to be approved by the Compensation Committee (comprised solely of “independent directors” determined in the manner described in the last sentence of Section 3.16(b)) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

SECTION 6.17            Series D Preferred Stock.  Immediately prior to the Acceptance Time, the Company shall redeem all of the Company Series D Preferred Stock in accordance with Section 8 of the Company’s Certificate of Designation of the Series D Preferred Stock.

ARTICLE 7:
CONDITIONS TO THE MERGER

SECTION 7.1              Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, written waiver on or prior to the Effective Time of each of the following conditions:

(a)      Stockholder Approval.  If and to the extent required by the DGCL, this Agreement, the Merger and the other Transactions shall have been approved and adopted by the Required Company Stockholder Vote.

(b)      No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the acquisition of Shares by Parent or Merger Sub or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions.

(c)      Acceptance of Shares.  Merger Sub shall have accepted for payment all Shares properly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition will be deemed to be satisfied with respect to the obligation of Parent and Merger Sub to effect the Merger if Merger Sub fails to accept for payment the Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

ARTICLE 8:
TERMINATION

SECTION 8.1              Termination.  This Agreement may be terminated at any time prior to the Effective Time and, notwithstanding any approval and adoption of this Agreement by the stockholders of the Company, the Transactions may be abandoned for any reason provided in paragraphs (a) through (e) below; provided, however, that, as of and from the Acceptance Time, a majority vote of the directors of the Company not designated by Parent or Merger Sub pursuant to Section 6.11 shall be necessary for termination by the Company:

(a)      by mutual written consent of Parent (on behalf of itself and Merger Sub) and the Company;

(b)      by either the Company or Parent, if:  (i) the Acceptance Time shall not have occurred on or prior to December 24, 2010 (the “Outside Date”); or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement prior to the Acceptance Time; provided, however, that the right to terminate this Agreement under either clause of this Section 8.1(b) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or resulted in, the event specified in such clause;

(c)      by either the Company or Parent, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority makes, or any Law or other legal restraint or prohibition making, the Merger illegal or otherwise prevents the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party which has not complied with its obligations under Section 6.5;

(d)      by Parent prior to the Acceptance Time, if:

(i)       (A) an Adverse Recommendation Change shall have occurred or, at any time after receipt or public announcement of an Acquisition Proposal, the Company Board shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within five Business Days) after receipt of any written request to do so from Parent; or (B) the Company Board shall have resolved to make an Adverse Recommendation Change;

(ii)      there shall have been an intentional and material breach of Section 6.8; or

(iii)     the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) has given rise to the failure of a condition set forth in paragraph (a), (c) or (d) of the Offer Conditions and (B) is incapable of being cured or has not been cured by the Company within 20 Business Days after written notice has been given by Parent to the Company of such breach or failure to perform; or

(e)      by the Company,

(i)       if Parent or Merger Sub fails to commence the Offer as provided in Section 1.1 as a result of an intentional and material breach by Parent or Merger Sub of the covenants contained in this Agreement; provided that the right to terminate this Agreement pursuant to this Section 8.1(e)(i) shall not be available to the Company unless, as of the date of termination, the Company has complied with its obligations contained in Article 1 of this Agreement and the representations and warranties of the Company contained in Section 3.8 of this Agreement are true and correct in all material respects; or

(ii)      at any time prior to the Acceptance Time, in order for the Company to enter into a definitive agreement with respect to a transaction that constitutes a Superior Proposal after having complied in full with its obligations under Section 6.8 if, concurrently with such termination, the Company pays the Termination Fee to Parent in accordance with Section 8.3(a); or

(iii)      if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured by

Parent within 20 Business Days after written notice has been given by the Company to Parent of such breach or failure to perform.

The party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

SECTION 8.2              Effect of Termination.  Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void except for the provisions of (i) Section 8.3, (ii) Section 6.6(c), (iii) Section 6.7(b) and (iv) Article 9, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any material breach of a covenant of this Agreement for any and all liabilities and damages incurred or suffered by the other parties as a result of such breach.  Without limiting the generality of the foregoing, any failure of Parent and Merger Sub to satisfy the payment obligations hereunder following the Acceptance Time or the Effective Time, as applicable, will constitute a material breach of a covenant of this Agreement.

SECTION 8.3              Fees.

(a)      The Company shall pay to Parent or its designated affiliate a fee in immediately available funds in the amount of $14,500,000 (the “Termination Fee”) if:

(i)       this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii), in which case the Termination Fee shall be payable within two Business Days of such termination;

(ii)      this Agreement is terminated by the Company pursuant to Section 8.1(e)(ii), in which case the Termination Fee shall be payable at the time of termination; or

(iii)     (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) and prior to such termination, all Offer Conditions other than the Minimum Tender Condition have been satisfied or waived, (B) the event giving rise to the right to terminate occurred at any time after an Acquisition Proposal (with 50% being substituted for references to 25% in the definition thereof for the purposes of this Section 8.3(a)(iii)) had been publicly made (other than by Parent or its affiliates) and (C) within twelve months following the date of such termination, the Company shall have entered into a definitive agreement with respect to, or recommended to its stockholders, an Acquisition Proposal, or an Acquisition Proposal shall otherwise have been consummated, in which case, the Termination Fee shall be payable on the date of such event or action.

(b)      The Company acknowledges that the Termination Fee and this Section 8.3 are an integral part of the Transactions and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 8.3, it shall also pay any costs and expenses incurred by Parent or Merger Sub in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(c)                   Unless the Company has intentionally and materially breached its obligations contained in Section 6.8 and this Agreement has been terminated in accordance with Section 8.1(e)(ii) (in which case, Parent and Merger Sub shall reserve all rights), (i) Parent’s receipt of the Termination Fee (and, if applicable, any amounts payable pursuant to Section 8.3(b)) from the Company shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Representatives for the loss suffered as a result of the failure of the Offer or Merger to be consummated under circumstances giving rise to an obligation of the Company to pay the Termination Fee and (ii) upon payment of such Termination Fee (and, if applicable, any amounts payable pursuant to Section 8.3(b)), none of the Company, any of its Subsidiaries or any of their respective former, current or future Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE 9:
GENERAL PROVISIONS

SECTION 9.1                                         Notices.  All notices and other communications hereunder shall be in writing and shall be delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)                 if to the Company:

Hawk Corporation
200 Public Square
Suite 1500
Cleveland, OH 44114
Attn:  Ronald E. Weinberg
Fax:  216-861-4546

with a copy to:

Marc C. Krantz
Kohrman Jackson & Krantz P.L.L.
1375 E. Ninth Street
20th Floor
Cleveland, OH 44114
Fax:  216-621-7536

(b)                if to Parent or Merger Sub:

Carlisle Companies Incorporated
13925 Ballantyne Corporate Place, Suite 400
Charlotte, NC 28277
Attn:  General Counsel
Fax:  704-501-1190

with a copy to:

Dorsey & Whitney LLP
50 S. Sixth Street, Suite 1500
Minneapolis, MN 55402
Attn:  Robert A. Rosenbaum
Fax:  612-340-2868

Notice so given shall (in the case of notice so given by personal delivery, certified mail or overnight courier) be deemed to be received when delivery is made to the address set forth in this Section 9.1 and (in the case of notice so given by facsimile to the facsimile address specified in this Section 9.1) on the date of actual transmission provided that an appropriate confirmation is received.

SECTION 9.2                                         Survival of Representations and Warranties.  The representations and warranties contained in this Agreement will not survive the Effective Time.

SECTION 9.3                                         Knowledge Qualifiers.  For purposes of this Agreement, to the “knowledge” of a party and similar phrases mean the actual knowledge (i) with respect to Parent and Merger Sub, of Parent’s “named executive officers” as that term is defined in Item 402 of Regulation S-K of the SEC and (ii) with respect to the Company, of the Company’s “named executive officers” as that term is defined in Item 402 of Regulation S-K of the SEC.

SECTION 9.4                                         Interpretations.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement.  Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 9.5                                         Governing Law; Jurisdiction.

(a)                  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)                 Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, the Offer, the Merger or any of the other Transactions, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a state or federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

SECTION 9.6                                         Execution of Agreement.  This Agreement may be executed in any number of counterparts, including by facsimile or electronic signature included in an Adobe PDF file, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  This Agreement shall become effective when counterparts have been signed by each party and delivered to all the other parties.  The parties do not need to sign the same counterpart.

SECTION 9.7                                         Assignment; No Third Party Beneficiaries.

(a)                  This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b)                 Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for each Indemnified Party who is an intended third party beneficiary of Section 6.9.

SECTION 9.8                                         Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement.  Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

SECTION 9.9                                         Entire Agreement.  This Agreement (including Annex A) and the Company Disclosure Letter represents the entire understanding of the parties regarding the Transactions and supersedes any and all other oral or written agreements and understandings previously made or purported to be made with respect thereto, other than the Confidentiality Agreement; provided, however, that in the event of any conflict between this Agreement and the Confidentiality Agreement, this Agreement controls.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement.

SECTION 9.10                                   Parent Guarantee.  Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.  Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement.  This is a guarantee of payment and performance.  Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving

Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.10.

SECTION 9.11                                   Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Each Party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.  Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

SECTION 9.12                                   Waiver; Amendment.  Subject to the provisions of Section 6.11(c), at any time prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require submission or resubmission of this Agreement or the Merger contemplated hereby to the stockholders of the Company.

SECTION 9.13                                   Company Disclosure Letter.  Before entry into this Agreement, the Company delivered to Parent and Merger Sub the Company Disclosure Letter setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Article 3 or to one or more of the Company’s covenants or agreements contained in Articles 5 and 6.  Any capitalized term used in the Company Disclosure Letter and not otherwise defined therein has the meaning given to such term in this Agreement.  Any headings set forth in the Company Disclosure Letter are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Company Disclosure Letter.

SECTION 9.14                                   Expenses.  Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

SECTION 9.15                                   Definitions.  As used in this Agreement, the following terms have the meanings specified or referred to in this Section 9.15 and shall be equally applicable to both singular and plural forms.  Any agreement referred to below means such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Acceptance Time” means the time at which Shares are first accepted pursuant to the Offer.

“Acquisition Proposal” means, other than the Transactions, any proposal or offer with respect to:  (a) any purchase, direct or indirect, of an equity interest (including by means of a tender offer, including a self-tender, or exchange offer) representing more than twenty-five percent (25%) of the voting power in the Company or any Company Subsidiary; (b) a merger, consolidation, share exchange, other business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving the Company or any Company Subsidiary; or (c) any purchase, direct or indirect, of assets, businesses, securities or ownership interests (including the securities of any Company Subsidiary) representing more than twenty-five percent (25%) of the consolidated assets of the Company and the Company Subsidiaries.

“Adverse Recommendation Change” has the meaning assigned in Section 6.8(e).

“Agreement” means this Agreement and Plan of Merger by and among Parent, Merger Sub and the Company.

“Amex” means the NYSE Amex LLC.

“Appraisal Shares” has the meaning assigned in Section 2.7(c).

“Authorizations” has the meaning assigned in Section 3.14(b).

“Business Day” has the meaning assigned in Rule 14d-1(g)(3) promulgated by the SEC under the Exchange Act.

“Cash Amount” has the meaning assigned in Section 2.9(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act.

“Certificates” has the meaning assigned in Section 2.8(b).

“Certificate of Merger” has the meaning assigned in Section 2.4.

“Closing” has the meaning assigned in Section 2.3.

“Closing Date” has the meaning assigned in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” means Hawk Corporation, a Delaware corporation.

“Company Board” has the meaning assigned in the Recitals.

“Company Board Recommendation” has the meaning assigned in Section 3.3(b).

“Company Class B Common Stock” has the meaning assigned in Section 3.2(a).

“Company Common Stock” has the meaning assigned in the Recitals.

“Company Disclosure Letter” has the meaning assigned in Article 3.

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (collectively, “Company ERISA Affiliates”) with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof and under which the Company or any Company ERISA Affiliate would reasonably be expected to have any material liability.

“Company ERISA Affiliates” has the meaning set forth in the definition of Company Employee Benefit Plan.

“Company Fee Property” has the meaning assigned in Section 3.19(b).

“Company Financial Advisor” has the meaning assigned in Section 3.9.

“Company Financial Statements” has the meaning assigned in Section 3.5(b).

“Company Material Adverse Effect” means a material adverse effect on the business, operations, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that no event, condition, change, occurrence or development of a state of circumstances shall be included in the definition of Company Material Adverse Effect that (1) arises out of general political, economic or market conditions or general changes or developments in the industry in which the Company and the Company Subsidiaries operate that do not materially disproportionately affect the business, operations, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and the Company Subsidiaries, considered as a single enterprise, compared to businesses or entities operating in the same industry in which the Company and the Company Subsidiaries operate; (2) results from or is caused by acts of terrorism or war (whether or not declared) or natural disasters occurring after the date hereof that do not materially disproportionately affect the business, operations, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and the Company Subsidiaries, considered as a single enterprise, compared to businesses or entities operating in the same industry in which the Company and the Company Subsidiaries operate; (3) arises out of or results from the announcement or consummation of the Transactions, including any impact on relationships with employees of the Company or the Company Subsidiaries or with any supplier, distributor, or landlord as a result of the announcement or consummation of the Transactions; (4) any action taken by the Company or any of its Subsidiaries expressly required by this Agreement or with Parent’s prior written consent; (5) results from changes, after the date of this Agreement, in Law or any applicable accounting regulations or principles or the interpretations thereof that do not materially disproportionately affect the business, operations, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and the Company Subsidiaries, considered as a single enterprise, compared to businesses or entities operating in the same industry in which the Company and the Company Subsidiaries operate; (6) results from changes in the price or trading volume of the Company’s stock (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso); or (7) results from any failure by the Company to meet public or internal revenue, earnings or other projections, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso).

“Company Material Contract” has the meaning assigned in Section 3.18(a).

“Company Registered Intellectual Property” has the meaning assigned in Section 3.15(a)

“Company SEC Reports” has the meaning assigned in Section 3.5(a).

“Company Series D Preferred Stock” has the meaning assigned in Section 3.2(a).

“Company Series E Preferred Stock” has the meaning assigned in Section 3.2(a).

“Company Stockholders Meeting” has the meaning assigned in Section 6.1(a).

“Company Subsidiaries” has the meaning assigned in Section 3.1(a).

“Confidentiality Agreement” has the meaning assigned in Section 6.7(b).

“Covered Employees” has the meaning assigned in Section 6.2(c).

“Defined Benefit Employee Benefit Plan” means any employee pension benefit plan (other than a multiemployer plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any Company ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“DGCL” has the meaning assigned in the Recitals.

“D&O Insurance” has the meaning assigned in Section 6.9(c).

“DOJ” means the Antitrust Division of the United States Department of Justice.

“Effective Date” has the meaning assigned in Section 2.4

“Effective Time” has the meaning assigned in Section 2.4.

“Employee Benefit Plan” means any material plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, relating to pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit or any other similar employee benefits.

“Engagement Letters” has the meaning assigned in Section 3.9.

“Environmental Law” means any federal, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the RCRA, CERCLA, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar federal, foreign, state or local Law, each as amended.

“ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Defined Benefit Employee Benefit Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Defined Benefit Employee Benefit Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Defined Benefit Employee Benefit Plan; (d) a determination that any Defined Benefit Employee Benefit Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 304(i)(4) of ERISA); (e) the incurrence by the Company or any Company ERISA Affiliate of any liability under Title IV of ERISA with respect to termination of any Defined Benefit Employee Benefit Plan; (f) the receipt by the Company or any Company ERISA Affiliate from the PBGC or a plan administrator or any notice relating to an intention to terminate any Defined Benefit Employee Benefit Plan or to appoint a trustee to administer any Defined Benefit Employee Benefit Plan; or (g) the incurrence by the Company or any Company ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Defined Benefit Employee Benefit Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning assigned in Section 2.8(a).

“Exchange Fund” has the meaning assigned in Section 2.8(a).

“FTC” means the United States Federal Trade Commission.

“Fully Diluted” means all outstanding Shares, all shares of Company Common Stock issuable in respect of all outstanding securities convertible into or exchangeable for shares of Company Common Stock and all shares of Company Common Stock issuable in respect of all outstanding options and other rights to acquire shares of Company Common Stock.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” has the meaning assigned in Section 3.3(d).

“Hazardous Substance” means (A) any “hazardous substance,” as defined by CERCLA, (B) any “hazardous waste,” as defined by RCRA, and (C) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and nuclear fuel, all within the meaning of any applicable Law of any applicable Governmental Authority relating to or imposing liability or standards of conduct pertaining thereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning assigned in Section 6.9(b).

“Indenture” has the meaning assigned in Section 6.14.

“Information Statement” has the meaning assigned in Section 3.3(d).

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and re-examination applications), and any extensions or reissues thereof, in any jurisdiction, (iii) trade secrets and rights in any jurisdiction to limit the use or disclosure thereof by any Person, (iv) writings and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any intellectual property or proprietary rights similar to any of the foregoing in any jurisdiction.

“International Plans” has the meaning assigned in Section 3.10(a).

“Judgment” has the meaning assigned in Section 3.3(c).

“Law” has the meaning assigned in Section 3.3(c).

“Leases” has the meaning assigned in Section 3.19(c).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Merger” has the meaning assigned in the Recitals.

“Merger Consideration” has the meaning assigned in Section 2.7(a).

“Merger Sub” means HC Corporation, a Delaware corporation and wholly owned subsidiary of Parent.

“Minimum Tender Condition” has the meaning assigned in Annex A.

“Notes” has the meaning assigned in Section 6.14.

“Notice” has the meaning assigned in Section 6.14.

“Notice of Adverse Recommendation” has the meaning assigned in Section 6.8(f).

“Notice Period” has the meaning assigned in Section 6.8(f).

“Offer” has the meaning assigned in the Recitals.

“Offer Conditions” has the meaning assigned in Section 1.1(a).

“Offer Documents” has the meaning assigned in Section 1.1(f).

“Offer Price” has the meaning assigned in the Recitals.

“Options” means any option granted, and, immediately before the Acceptance Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any former subsidiary of the Company or predecessor thereof to purchase Shares pursuant to the Stock Plans.

“Outside Date” has the meaning assigned in Section 8.1(b).

“Parent” means Carlisle Companies Incorporated, a Delaware corporation.

“Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Offer, the Merger and the other Transactions.

“Payment Rules” has the meaning assigned in Annex A.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Liens” means (A) such Liens as are listed in Section 3.19(a) of the Company Disclosure Letter, (B) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (C) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (D) Liens for Taxes and other governmental charges that are not due and payable or are being contested in good faith, (E) Liens disclosed in the Company Financial Statements or the notes thereto, (F) recorded or unrecorded easements, covenants, restrictions, rights-of-way, zoning, building restrictions and other similar matters, (G) landlord’s or lessor’s liens under leases to which the Company or a Company Subsidiary is a party, and (H) other imperfections of title, licenses or Liens, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

“Proxy Statement” has the meaning assigned in Section 3.3(d).

“Qualified Company Employee Benefit Plan” has the meaning assigned in Section 3.10(c).

“RCRA” means Resource Conservation and Recovery Act.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of or into the environment.

“Representatives”, with respect to any Person, means such Person’s officers, directors or managers, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors.

“Required Company Stockholder Vote” has the meaning assigned in Section 3.3(a).

“Restricted Stock” means any award of restricted Company Common Stock outstanding with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries pursuant to any applicable Stock Plan or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

“Rights” has the meaning assigned in Section 3.2(b).

“Rights Agreement” has the meaning assigned in Section 3.2(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 14D-9” has the meaning assigned in Section 1.2(b).

“SEC” means the United States Securities and Exchange Commission.

“Section 262” has the meaning assigned in Section 2.7(c).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning assigned in the Recitals.

“Shares” has the meaning assigned in the Recitals.

“Solvent” means that as of the Effective Time, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following such date; and (c) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Special Committee” has the meaning assigned in the Recitals.

“Stock Plans” means the Company’s 2000 Amended and Restated Long-Term Incentive Plan and the 1997 Stock Option Plan.

“Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with all references to “twenty-five percent (25%)” in the definition thereof deemed to be replaced with “fifty percent (50%)” for the purposes of this definition) made by any Person on terms that the Company Board and Special Committee determine in good faith, after consultation with the Company’s outside financial and legal advisors, and considering (i) such factors as the Company Board or Special

Committee considers to be appropriate (including the conditionality, the timing, possible financing (and the certainty thereof) and likelihood of success of such Acquisition Proposal), and (ii) any, bona fide, written proposal by Parent to amend the terms of this Agreement delivered to the Company in accordance with Section 6.8(f)), would result in a transaction more favorable to the Company’s stockholders than the Transactions.

“Surviving Corporation” has the meaning assigned in Section 2.1.

“Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by any Governmental Authority, including any interest, penalties or additions to tax applicable or related thereto.

“Tax Return” means any report, return, statement, declaration or other written information supplied or required to be supplied to a Governmental Authority in connection with Taxes.

“Tender and Voting Agreement” has the meaning assigned in the Recitals.

“Termination Fee” has the meaning assigned in Section 8.3(a).

“Top-Up Notice” has the meaning assigned in Section 1.3(c).

“Top-Up Option” has the meaning assigned in Section 1.3(a).

“Top-Up Shares” has the meaning assigned in Section 1.3(a).

“Transactions” has the meaning assigned in Section 1.2(a).

“U.S. Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state Laws or Judgments, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above.

Company:

HAWK CORPORATION

By:	/s/ Ronald E. Weinberg
Name:	Ronald E. Weinberg
Title:	Chairman of the Board and
Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Parent:

CARLISLE COMPANIES INCORPORATED

By:	/s/ David A. Roberts
Name:	David A. Roberts
Title:	Chairman of the Board,
President and Chief
Executive Officer

Merger Sub:

HC CORPORATION

By:	/s/ Chris Koch
Name:	Chris Koch
Title:	President

[Signature Page to Agreement and Plan of Merger]

Annex A

Offer Conditions

Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) promulgated under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer) (collectively, the “Payment Rules”), to pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer, in accordance with and subject to the terms of this Agreement, unless, prior to the expiration of the Offer:

(1)                  there shall have been validly tendered and not withdrawn that number of Shares that, together with any other Shares then owned by Parent or Merger Sub, would represent at least a majority of the issued and outstanding shares of Company Common Stock on a Fully Diluted basis (the “Minimum Tender Condition”);

(2)                  the Company shall have redeemed all of the Company Series D Preferred Stock in accordance with Section 8 of the Company’s Certificate of Designation of the Series D Preferred Stock and there shall be no outstanding shares of the Company Series D Preferred Stock;

(3)                  any applicable waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated; and

(4)                  any approval or consent of any Governmental Authority that is necessary for the Transactions to be consummated in accordance with the terms of this Agreement, or any relevant material statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have been obtained or be in full force and effect or shall have expired, as applicable.

Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject to the Payment Rules, to pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer, in accordance with and subject to the terms of this Agreement if, at the then effective expiration date for the Offer, any of the following conditions exists:

(a)                 any Judgment issued by a court of competent jurisdiction or by a Governmental Authority shall be in effect, or any action or proceeding by any Governmental Authority shall be pending, or any Law or any other legal restraint or prohibition shall be in effect, in each case, that would make the Offer or the Merger illegal or otherwise prevent the consummation thereof;

(b)                since the date of this Agreement, there shall have occurred any event, change, effect or occurrence which, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect;

(c)                 (1) any of the representations and warranties of the Company contained in Section 3.2 shall not be true in all respects (other than such inaccuracies as are de minimis to the equity capitalization of the Company in the aggregate) at and as of immediately prior to the expiration of the Offer as if made at and as of such time, (2) any of the

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representations and warranties of the Company contained in any of Section 3.1, Section 3.3, or Section 3.20 or Section 3.21 shall not be true in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that, by its terms, addresses matters only as of another specified time, which shall be true only as of such time), and (3) any of the other representations and warranties of the Company set forth in this Agreement shall not be true and correct in all respects in each case at and as of the date of this Agreement and at and as of the Acceptance Date as though made at and as of the Acceptance Date (except to the extent expressly made as of an earlier date, in which case solely as of such date), interpreted without giving effect to the words “materially” or “material” or to any qualification based on such terms or based on the defined term “Company Material Adverse Effect,” except where the failure of all such representations and warranties to be true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(d)                the Company shall have breached or failed to perform or comply with, in any material respect, any of its agreements, obligations or covenants under this Agreement;

(e)                 the Company and Merger Sub shall have agreed in writing that Merger Sub shall terminate the Offer or postpone the acceptance of payment of the Shares thereunder; or

(f)                   this Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, other than the Minimum Tender Condition, may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in its sole discretion.  The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

*  *  *

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